EXHIBIT 10.20

TERM SHEET

PLANT SPECIFICATIONS, SCOPE OF SERVICES AND COMMERCIAL TERMS

CONFIDENTIAL

This Term Sheet issued on 12th day of March, 2008 contains the basic terms upon which SK Engineering & Construction (hereinafter referred to as the “EPC Contractor”) and Northern Ethanol (Sarnia) Inc. as “Owner” (each of which may be referred to as a “Party” or jointly as “Parties”) may negotiate an Engineering, Procurement, Construction, Commissioning, Start-Up and Performance Test Run Assistance Contract (“EPC Contract”) for the construction of a dry mill ethanol plant to be located at 1265 Vidal Street, Sarnia, Ontario, as more specifically described herein (the “Project”). The EPC Contract is expected to be fixed price with a fixed delivery.

This Term Sheet is not legally binding on either of the Parties. It is intended that some of the terms and conditions of the EPC Contract will be based on the provisions contained in this Term Sheet and will be negotiated between the Parties based on the EPC Contractor’s proposal. This Term Sheet is intended to act as a guide only for the EPC Contractor to create a proposal for the Project and is no way exhaustive as to the supplies and services that may be required for the Project.

1.0	Base Contract Project Description:

1.1	Project Description:

The plant will be a dry mill ethanol plant with a design capacity of 108 million US gallons per year (USgpy) of undenatured anhydrous ethanol, (113.4 million USgpy denatured fuel ethanol) with a design basis for operating for twenty-four (24) hours per day for a minimum of three hundred fifty (350) days per year. The plant will be located at 1265 Vidal Street, Sarnia, Ontario, Canada (the “Plant”). The Plant will be designed and constructed (but not guaranteed) with a planned life of 25 years and a planned long term availability of 98% on an annual basis while achieving a production level of 100% of design level. The Plant will be designed to be operated by a staff of approximately 42 qualified persons. At the time of the Mechanical Completion, the EPC Contractor shall supply a Plant availability philosophy that demonstrates an efficient startup to full production schedule. At the time of the final Performance Test, the Plant will be required to meet the conditions set out in the environmental permits and applicable Laws and Governmental Authorizations both during normal operation and up-set conditions.

1.2.	Scope Limits:

The baseline scope of work limits of the Project will be comprised of:

1.2.1	EPC Contractor’s Scope of Supply:

The “EPC Contractor’s Scope of Supply” for the Project means the scope items set out on Schedule “A” attached to this Term Sheet. All pricing for the EPC Contract provided by EPC Contractor (the “Price” or “Contract Price”) is for the EPC Contractor’s Scope of Supply (as the same may be amended in writing by the Parties). The Price to be developed assumes that the Owner will provide the “Owner’s Scope of Supply” which may include services provided by others as set out in Schedule “B” of this Term Sheet.

1.2.2	Owner’s Scope of Supply:

The Owner’s Scope of Supply for the Project means the additional items that may be required as a result of the Project site conditions and Owner preferences. “Owner’s Scope of Supply” items are set out as indicated in the “Owner’s Scope of Supply”, attached as Schedule “B” to this Term Sheet.

The Parties may agree to move one or more of the Owner’s Scope of Supply items from Owner’s Scope of Supply to EPC Contractor’s Scope of Supply during discussions, finalization efforts regarding Plant specifications and design, and during final EPC Contract negotiations. In the event of such modifications, the EPC Contract Price will be adjusted to reflect the additional items added.

1.3	Project Approach:

The EPC Contractor shall act as the prime contractor on the Project. EPC Contractor may subcontract construction and other services necessary to construct the Plant for a lump-sum price.

2.0	Scope Overview:

This document describes the scope of the Project. The Project is located on land owned by the Owner. Generally, the Project will send ethanol to customers via rail, road and barge and receive material from suppliers via rail, road and barge on a continual basis. See Appendix 1 for the Site map and boundary limits.

During the proposal development period, the Owner intends to work closely with the EPC Contractor to define certain Project requirements which are presently unknown. These unknowns include the cycle design, fuel handling, boiler equipment, cooling configuration, equipment layouts, building requirements, geotechnical requirements, redundancy, control philosophy, contract terms and conditions and interface requirements. Any layout drawings and equipment footprints provided with this scope of work are conceptual. The EPC Contractor is expected to develop acceptable layouts based on space constraints, operability, maintainability, performance and good design practice which maintain the process design footprint. The design is also intended to reduce cost, enhance efficiency, enhance energy conservation, and ensure constructability.

2.1	EPC Contractor’s Scope of Supply:

The EPC Contractor shall submit a lump sum price proposal for the defined EPC Contractor’s Scope of Supply within 5 1/2 months after the execution of the Phase 2 agreement with Delta-T, or such other period as may be mutually agreed upon by the Parties in writing, with pricing broken out based on the template set out in Schedule “E” annexed hereto, together with a schedule for the engineering, construction, commissioning and start-up of the Project (together, the “Proposal”). The EPC Contractor shall base its Proposal on a reference plant which has been completed as a lump sum EPC Contract. The reference plant shall be similar in scope and design to the Project described herein and shall form the basis for supply of minor auxiliary equipment, finishing details and standards not specifically outlined. EPC Contractor shall provide details regarding its reference plant in its Proposal. The EPC Contractor’s Scope of Supply for the Project is attached hereto as Schedule “A” as same may be amended in writing from time to time by the Parties.

It is the intention of the Parties that the EPC Contractor and the Owner will, immediately upon receipt of the Proposal referred to above, begin discussions with a view towards drafting a definitive EPC Contract based upon the EPC Contractor’s Scope of Supply set out in Schedule “A” (as same may be amended in writing from time to time by the Parties). The Parties agree that they will enter into a binding EPC Contract within thirty (30) days from the date of receipt by Owner of the Proposal and at an acceptable lump sum price to the Owner from the EPC Contractor, or such other date as may be agreed upon in writing between the Parties.

2.2	Owners Scope of Supply:

The Owner’s Scope of Supply shall include those items set out in Schedule “B” as same may be amended in writing from time to time by the Parties.

3.0	Pricing:

3.1

The parties acknowledge that the EPC Contractor has already delivered to the Owner a non-binding target price (excluding demolition costs) for the Project in an amount up to USD$204,000,000. This price includes the applicable Provincial Sales Tax (PST) but excludes all Goods and Services Taxes (GST) which are the responsibility of Owner.

3.2

A lump sum price for the Project will be negotiated and agreed upon between the Parties, after submittal of a final summary estimate breakdown spread sheet together with those items which are long-lead items requiring immediate deposit. The summary estimate will be developed in a collaborative effort with the Owner and the Owner will have an opportunity to review the estimate and breakdown spreadsheet prior to its finalization. The EPC Contractor’s price shall remain valid for 60 days from submission to the Owner. The EPC Contractor shall provide the Owner with a list of all proposed major subcontractors and suppliers it intends to use on the Project. The EPC Contract Price shall be based on the EPC Contractor’s Scope of Supply set forth in Schedule “A” and shall not include any amount for the Owner’s Scope of Supply except to the extent the Parties have agreed in writing to move any Owner’s Scope of Supply items from Owner’s Scope of Supply to EPC Contractor’s Scope of Supply.

3.3

Except for information/data relating to Delta-T’s Ethanol Technology, if the Owner has not paid for same, the Parties agree that all documents, drawings and technical data provided by the Owner and relied upon by the EPC Contractor in connection with the preparation of the Proposal shall be the property of the Owner. Upon notice by the Owner, the EPC Contractor shall forthwith deliver such information to the Owner.

4.0	Information, Goods and Services to be Provided by Owner

The Owner shall provide all Owner Scope of Supply items set forth in Schedule “B” below and otherwise set forth in the EPC Contract, which may be adjusted or revised based upon mutual agreement of the Parties.

5.0	Confidentiality:

5.1	Project Confidentiality:

The Parties agree, to the extent permitted by law, to preserve and protect the confidentiality of the Agreement. Both Parties recognize that federal or provincial law may require the filing of this Term Sheet with, or the furnishing of information to, governmental authorities or regulatory agencies. Both Parties further recognize the need, from time to time, for the submission of the Term Sheet to affiliates, consultants, financers, or contractors performing work on, or related to, the subject matter of this Term Sheet. The Owner agrees to allow the submission of the Term Sheet to the EPC Contractor’s affiliates, consultants, or contractors if such affiliates, consultants, or contractors agree to protect the confidentiality of the Term Sheet. In the event either Party is of the opinion that applicable law requires it to file the Term Sheet with, or to disclose information related to the Term Sheet (other than information required by laws and regulations in effect as of the date hereof to be furnished in periodic reports to governmental authorities) to, any judicial body, governmental authority or regulatory agency, that Party shall so notify the other Party in writing prior to the disclosure or filing of the Term Sheet.

5.2	Public Disclosure:

Any public announcements concerning the transaction contemplated by this Term Sheet shall be approved in advance by the Owner and the EPC Contractor except for disclosures required by law, in which case the disclosing Party shall provide a copy of the disclosure to the other Party prior to its public release.

5.3	Confidentiality:

The EPC Contractor shall not use any confidential information provided to it by the Owner or Delta-T for any purpose other than those permitted under the EPC Contract. Delta-T shall remain the sole owner of the Ethanol Technology (as defined in the EPC Contract) and of all copyrights and drawings and other documents provided by Delta-T under the EPC Contract. Delta-T shall grant the Owner a separate, non-exclusive, no-fee (so long as such fee is paid to Delta-T under the EPC Contract), non-transferable license agreement granting the right to others, solely for the purpose of use at the Plant and for maintenance, optimization or enhancement of the Plant as defined in the Technology License. The Owner shall not disclose to anyone other than its employees, contractors and agents any aspect of the Ethanol Technology for the purpose of maintenance or repair of the Plant, unless the Owner first gives written notice of the need for maintenance or repair and sufficient time for Delta-T to respond, provided that this provision shall not apply in the event that the repair or maintenance must be made on an emergency basis. The EPC Contractor and the Owner shall each agree to and abide by the confidentiality provisions required by Delta-T.

6.0	Completion:

6.1	Mechanical Completion

EPC Contractor shall ensure that Mechanical Completion (as defined below and in further detail in Schedule “F”) shall be achieved prior to the date of Substantial Completion. Mechanical Completion shall be achieved 20 months following issuance of a full notice to proceed (the “Guaranteed Mechanical Completion Date”) and when, among other matters to be set out in the EPC Contract:

The physical completion of the Work relating to the Project is mechanically and electrical sound and such that the Work is ready to undergo start-up, including (to the extent applicable): (i) setting of the applicable Equipment on foundations; (ii) connecting such Equipment to other applicable Equipment with piping, wiring, controls, and safety systems; (iii) ensuring that such Equipment and such related operating systems are individually cleaned, pressure tested, leak checked, lubricated, and point-to-point checked to verify that such Equipment and such related operating systems have been correctly installed so as to respond to simulated test signals equivalent to actual signals received during operation; and (iv) ensuring that such Equipment and related operating systems are ready for initial operation, adjustment and testing and may be so operated in a safe and reliable manner, adjusted and tested without damage thereto and for its intended purpose (collectively “Mechanical Completion”).

6.2	Substantial Completion

Upon achievement of Mechanical Completion, the EPC Contractor shall direct, oversee and manage Owner’s personnel to start-up the Plant, stabilize operation and begin one or more continuous and uninterrupted 120 hour Substantial Completion Performance Test(s) of the Plant, in accordance with agreed upon procedures, ensuring that the Plant meets specified performance guarantees (the “Performance Tests”).

The EPC Contractor shall achieve Substantial Completion within 21.5 months after issuance of a Full Notice to Proceed (the “Guaranteed Substantial Completion Date”)

Notwithstanding any statute law, Substantial Completion shall be deemed to have been achieved when:

(i) Mechanical Completion has been achieved;

(ii) the Plant is substantially and materially complete and has been fully designed, constructed and equipped in accordance with the EPC Contractor’s scope of work, the specifications and all Project requirements, and is ready to be used for its intended purpose, save for the completion of any then outstanding punch list items;

(iii)      120 -hour continuous performance run, at no less than 95% production, meeting Delta-T’s System Design Specification for a 108 million gallon per year ethanol plant, other than: (i) gas and electric power usage, which may exceed the consumption amounts required by such specifications by not more than 5%, produces ethanol to a quality specified in current ASTM standard (D4806-06c) and current Canadian Denatured Ethanol Standard, and meets the legal permitting requirements, if any, for Substantial and also guarantee of DDGS moisture and DDGS yield guarantee

(iv) training of Owner’s personnel for the operation of the Plant has been completed and all draft or final versions of the operating manuals have been delivered to Owner; and

(v) such other items have been completed, provided or achieved, as the case may be, as the Parties will specify in the EPC Contract.

If the Plant achieves Substantial Completion prior to the Guaranteed Substantial Completion Date, then no schedule liquidated damages shall be payable by EPC Contractor.

Subject to Force Majeure Events and Owner caused delay, the EPC Contractor agrees that it must meet the minimum requirements of Substantial Completion by the Guaranteed Substantial Completion Date.

In the event of delays caused by the Owner, or Force Majeure Events, the EPC Contractor shall be entitled to adjustment of the Project schedule and costs in accordance with the terms and conditions of the EPC Contract.

7.0	Final Completion:

7.1	Final Performance Test

Upon achieving Substantial Completion, EPC Contractor shall begin a 168 hour Final Performance Test in an effort to meet 100% of the Performance Guarantee levels while demonstrating that the Plant meets the requirements of air and other permits.

If after four (4) months from the Substantial Completion Date, or sooner at the EPC Contractor’s option, EPC Contractor has failed to achieve 100% of the Performance Guarantees as set out in Section 8.2 below, EPC Contractor shall pay performance liquidated damages to Owner not to exceed EPC Contractor’s performance liquidated damages cap.

Between Substantial Completion and Final Completion, EPC Contractor shall have access to the Plant in order to further adjust, tune and modify the Plant or make the necessary changes to the

Plant and without unreasonable disruption to the Owner’s operations and business, and EPC Contractor may re-run Performance Tests in order to meet or exceed the Performance Guarantees. EPC Contractor agrees that the last Performance Test will be the only accepted test to be taken into account to determine if the EPC Contractor has achieved the Performance Guarantees. Upon achieving all permit requirements and 100% of the Performance Guarantees or the EPC Contractor’s payment of performance liquidated damages and completion of all punch list work, final acceptance will be deemed to be met.

If due to the unreasonable actions of the Owner, EPC Contractor is prevented from achieving Final Completion or from achieving its Performance Guarantees and such prevention continues for a period in excess of thirty (30) aggregate days, then Final Completion shall be deemed to occur on the thirty-first (31st) aggregate day. EPC Contractor shall provide Owner with 3 days written notice prior to deeming Final Completion achieved under this clause.

7.2	Final Completion

Final Completion occurs when:

(i) all permit requirements have been met;

(ii) all punch list items have been corrected;

(iii) all drawings, manuals, governmental authorizations, lists and materials otherwise required to be provided to Owner pursuant to this Agreement have been provided by EPC Contractor;

(iv) EPC Contractor has provided each waiver and release required; and

(v) EPC Contractor has either passed the Final Performance Test or paid Performance Liquidated Damages.

8.0	Performance Specifications and Guarantees:

8.1	EPC Contractor Performance Specifications:

Upon Substantial Completion of the Plant, the Plant shall function to meet the criteria and specifications based upon:

a)         Feedstock: minimum 56 lb per bushel test weight Dent Corn containing (measured by weight) maximum 14.5% moisture, 72% on as is basis fermentable starch and maximum 1% foreign material; and

b)	Natural gas heat value: minimum 910 BTU Per SCF (1 atm. 70 degrees F using LHV)

to meet the specifications and criteria as follows:

i)	Product Specifications:

Ethanol	99.8	% @60 Deg F by volume
Moisture	0.2	% volume ASTME-203
Acidity	70	ppm max ASTMD—D1613
Density	49.46	lb/ft3 ASTMD-891B

ii)	DDGS moisture content maximum 10% (by Weight); and

iii)       Anhydrous Fuel Ethanol Production Rate: The average production rate will be equal to the design capacity of the Plant.

8.2	Performance Guarantees:

Upon Final Completion of the Plant, the EPC Contractor will guarantee to the Owner that the Plant shall function to meet the following consumption and production criteria set out below (the “Performance Guarantees”):

Anhydrous Fuel Ethanol Production Rate:

Minimum 12,857 US undenatured gallons per hour (average) based on a minimum feedstock specification of 56 lb/bushel test weight corn containing a maximum of 14.5% moisture (by weight), 72% dry starch (by weight) and a max of 1% foreign material (by weight).

When properly blended with denaturant, corrosion inhibitor and/or other additives as Delta-T directs, denatured ethanol will meet specifications for fuel ethanol per ASTM D4806-06c.

Anhydrous Fuel Ethanol Conversion:

Maximum 0.515 pounds of anhydrous undenatured ethanol (average) per 1.0 pounds convertible starch content in the corn feed to the Plant based on corn specification of #2 Yellow Dent corn, minimum 56 lb/bushel, maximum 14.5% (wgt) moisture, minimum 72% (wgt dry, trash-free) starch, maximum 1% (wgt) trash.

Natural Gas:

Maximum average measured BTU HHV per US gallon of product to operate the boiler, DDGS dryer and thermal oxidizer will be 34,000BTU per US gallon for standard dryers including gas required for the RTO’s . (Final BTU content of EPC Proposal and Contract to be adjusted for steam purchases from third party.)

Process Electrical Consumption and Emissions:

Process Electrical Consumption: Maximum average kWh per US gallon of undenatured fuel ethanol to operate essential process equipment will be 1.0. The indicated consumption does not include grain receiving and storage, grain milling, DDGS drying, DDGS transfer and handling, ethanol storage and loadout, CO2 recovery, cooling tower and chiller including cooling and chilled water circulation, plant compressed air, boiler facility and condensate return, well and potable water supply, fire protection, process sumps, lighting, heat tracing, HVAC, and transformer/electrical distribution equipment losses.

Emissions: During the Final Performance Test, EPC Contractor will demonstrate that the Plant meets all levels of emissions and discharges within its control as required by local, provincial and federal authorities and as set out in the relevant permits included with the EPC Contract. Any changes to applicable laws or to the air permit after issuance of the EPC Price shall be a Change Order.

9.0	Liquidated Damages, Performance and Bonus:

9.1	Schedule Liquidated Damages and Bonus:

Total schedule liquidated damage liability of EPC Contractor will be capped at no greater than ten percent (10%) of the EPC Contract Price (excluding warranties and indemnities) and will be Owner’s sole and exclusive remedy for delays in meeting the Guaranteed Substantial Completion Date. Schedule delay liquidated damage shall be $65,000 per day. EPC Contractor shall have no responsibility for any other delay damages.

For every day before the Guaranteed Substantial Completion Date the Substantial Completion is completed, the EPC Contractor will receive an early completion bonus of $20,000 per day capped at $4,000,000. In no case shall the aggregate of the Schedule Bonus and the Performance Bonus set forth below exceed an aggregate of $5,000,000 and shall be subordinated to the senior debt. No schedule bonuses should be given if the full performance guarantees are not achieved.

9.2	Performance Liquidated Damages and Bonus:

If, after Substantial Completion, the Plant fails one or more of the process Performance Guarantees set forth in Section 8.2 above during the Final Performance Test and EPC Contractor has not been able to correct the defect and pass all components of the Performance Tests within the time set forth, then Owner shall be entitled to performance liquidated damages based on the net amount due as allocated below up to the agreed upon cap of five percent (5%) of the EPC Contract Price.

The sum of the countervailing factors, determined as set forth under Section 9.2.1 below, shall be deducted from the sum of the damages determined thereunder. If the countervailing factors are greater than the damages, the Performance Test is deemed passed and the Owner shall pay the EPC Contractor a Performance Bonus if earned as set forth below.

9.2.1	Amount of Liquidated Damages (Dollar amounts depend on plant size. Dollar amounts are for illustration only)

Fuel Ethanol Conversion:

$421,000 per 0.01 lb of anhydrous un-denatured ethanol per lb of convertible starch that the Performance Test results show lower or higher than the guaranteed ethanol conversion listed in section 8.2 above. To the extent the yield is lower the resulting number shall constitute damages. To the extent that it is higher the resulting amount shall be a countervailing factor.

Fuel Ethanol Production Rate: Fuel Ethanol Production Bonus

The formula for calculating any reduced production of undenatured ethanol that the Performance Test results show listed in Section 8.2 above will be as follows. Total EPC price/108,000,000 gpy X shortfall. To the extent the rate is lower the resulting number shall constitute damages. If the Performance Test results show higher results than the guaranteed production rate of 108,000,000 gpy then a bonus will be paid on the following basis:

Total EPC price/108,000,000 X one additional year production. The aggregate total of all bonuses payable to EPC Contractor under this contract is capped at $5,000,000. Payment of the bonus shall be made monthly over an eighteen (18) month period and shall bear no interest.

Natural Gas Consumption:

$ 92,000 per each 100 BTU per US gallon of un-denatured ethanol that the Performance Test results show higher or lower than guaranteed natural gas consumed for the boiler, RTOs and DDGS dryer listed in section 8.2 above. To the extent the consumption is higher the resulting number shall constitute damages. To the extent that it is lower the resulting amount shall be a countervailing factor.

Process Electrical Consumption:

$ 86,000 per each 0.01 kWh per US gallon of un-denatured ethanol that the Performance Test results show higher or lower than the guaranteed power consumption production rate listed in section 8.2 above. To the extent the consumption is higher the resulting number shall constitute damages.

10.0	Limitations of Liability:

Neither Party shall have any liability to the other for indirect, punitive, exemplary and consequential damages. The aggregate liability of EPC Contractor pursuant to EPC Contract whether arising out of contract, tort (including negligence), or strict liability shall not exceed the lesser of the following:

100% of EPC Contract Price or the amount actually advanced to the EPC Contractor under the EPC contract until Mechanical Completion;

30% of EPC Contract Price from Mechanical Completion until Substantial Completion;

15% of EPC Contract Price from Substantial Completion until Final Completion; Warranty only after Final Completion

The Limit of Liability for Intellectual Property claims is $3,000,000.00

11.0	Payment:

Owner shall pay EPC Contractor a lump sum price for the Project based upon mutually agreed upon specifications, design and scopes of work between Owner and EPC Contractor and incorporated into the EPC Contract. On the effective date of the EPC Contract, a sum equal to ten percent (10%) of the EPC Contract Price shall be paid to EPC Contractor as advance payment against a bank guarantee for same amount. Payment shall be net 30 days.

The EPC Contractor will be paid in monthly progress payments on the basis of the Earned Value of the work accomplished and the progress payments shall be reduced by a portion of the advance payment made by the Owner corresponding to the value of the work completed. Interest for late payments will accrue at 18% per annum. Legal fees and other costs arising from efforts by the EPC Contractor to collect monies due it will be paid by the Owner.

12.0	Insurance:

The EPC Contract shall provide that care, custody and control of the facility remains with EPC Contractor until Substantial Completion is achieved. Risk of loss passes to Owner along with care and custody at Substantial Completion. Owner will furnish the Builders All Risk Coverage in a form and with a deductible acceptable to EPC Contractor. EPC Contractor and its subcontractors/suppliers shall be added as named insureds. EPC Contractor, its individual members and EPC Contractor’s subcontractors/suppliers shall be named additional insureds on the Owner-Furnished property insurance for existing Improvements and a waiver of subrogation shall be provided in EPC Contractor’s favour. EPC Contractor’s deductible responsibility for Owner furnished insurance shall be no greater than $50,000 per occurrence. EPC Contractor’s liability for loss or damage to the Plant or Owner furnished equipment shall be limited to payment of the deductible for losses caused by it plus the proceeds of the Owner furnished insurance. The EPC Contract Price includes Workers Compensation, $2M in Auto Insurance, and $15M in CGL insurance coverage, Owner shall supply similar coverage naming EPC Contractor as an additional insured for the operators and other staff supplied by Owner. The EPC Contractor will comply with all applicable laws and the Professional Engineers of Ontario regulations and requirements concerning insurance and qualifications related to professional engineering. EPC Contractor to provide performance corporate guarantee or bond with form and coverage agreeable to Owner and Lender.

13.0	Indemnity:

The indemnities to be given by one Party to the other under the EPC Contract shall be determined by the Parties and set out in the EPC Contract. Without limiting the scope of the previous sentence, EPC Contractor shall warrant and indemnify the Owner from damages arising from the infringement of United States or Canadian patents or trade secret actions based upon Owner’s use of the Delta-T Technology.

14.0	Rights of Owner and EPC Contractor To Terminate Work:

Both the Owner and the EPC Contractor shall have the right to terminate the EPC Contract as a result of bankruptcy or other material breach by the other Party as further set out in the EPC Contract.

The Parties agree that the Owner shall have the right to terminate for convenience and pay only for (i) all work performed to the time of termination; plus (ii) all costs of termination including cancellation payments and demobilization; plus (iii) a proportionate share of EPC Contractor’s fee for overhead and profit; plus (iv) the full amount of the Technology License fee.

The Parties shall negotiate provisions for Owner to have the right to terminate for cause for any uncured EPC Contractor defaults, such as abandonment, failure to maintain insurance, breach or termination of parent guarantee or bankruptcy of guarantor, and for failure to achieve Substantial Completion by date certain after the Guaranteed Substantial Completion Date. Need to add the concept of “cover” for termination for cause.

The EPC Contractor will have an express right to suspend work in the event of non-payment of undisputed invoice in excess of 10 (ten) days after same is due and payable. If payment is not made on an undisputed invoice within 60 (sixty) days after the first 10 (ten) day period, EPC Contractor may terminate the EPC Contract for Owner default.

15.0	Equipment Warranty:

Equipment Warranty: EPC Contractor will warrant that all equipment is free from mechanical defect and defect in material and workmanship for twelve (12) months from the date of Substantial Completion. A 12 month additional warranty shall be provided for any item repaired or replaced during the initial warranty period. Such additional warranty period will start from the date of repair or replacement of the equipment. The sole remedy shall be repair or replacement of the defective material or equipment. In no event shall any warranty extend more than twenty-four (24) months from the date of Substantial Completion.

Design Warranty: EPC Contractor warrants, for a period ending one year after Substantial Completion, or the last date on which EPC Contractor performed work under this Contract if the Contract is terminated for any reason prior to Substantial Completion, that the services provided by it hereunder will be provided with reasonable skill and care of the type normally exercised by other design professionals under similar circumstances. EPC Contractor shall not have any obligation or liability for failures or defects due to ordinary wear and tear, corrosion or erosion, or as a result of improper operation, improper maintenance or operating conditions more severe than, or different from, those contemplated in the original design of the Work. Owner’s sole and exclusive remedy in case of a breach of this warranty shall be to have EPC Contractor re-perform the services found not to satisfy this warranty

16.0	Compliance with Standards

The EPC Contractor proposal shall be based on the Construction Standards annexed hereto as Schedule “C”.

17.0	Binding Obligations

It is agreed that, except for this paragraph, Section 17.2 and Section 5.0 – Confidentiality, this Term Sheet shall not create any legally binding obligations on the Parties to negotiate or complete an EPC Contract as herein contemplated, or otherwise. In any event, completion of the EPC Contract will be subject to:

(a)	the Owner being able to secure the necessary Project financing for the Project;

(b)	the Owner being able to secure all necessary environmental and industry permits;

(c)       each Party being satisfied in its sole and absolute discretion with all pricing and contractual terms;

(d)       the execution of mutually satisfactory EPC Contract reflecting the EPC Contract Price and other terms and conditions as finally negotiated by the Parties; and

(e)       the approval of the EPC Contract by the Board of Directors of the EPC Contractor and the Board of Directors of the Owner.

(f)        Owner will provide EPC Contractor with satisfactory documentation of its ability to satisfy the financial requirements of the EPC Contract.

Notwithstanding contrary to any provisions in this Term Sheet, Both Parties shall, within seven (7) days after the submission of the Proposal by EPC Contractor in accordance with Section 2.1, enter into exclusive negotiations for a period of thirty (30) days, or such other period agreed to in writing by the Parties, for the purpose of negotiating and executing in good faith a definitive EPC Contract for the Project (hereinafter referred to as the “Exclusive Negotiation Period”).

In the event the EPC Contractor provides a Proposal within the Pricing and terms of this Term Sheet and (a) is terminated by the Owner during the Exclusive Negotiation Period, or (b) if the Exclusive Negotiation Period expires with both Parties having acted reasonably and in good faith without an EPC Contract having been executed by the Parties, the Owner shall, within thirty (30) days after the receipt of the termination notice by EPC Contractor from the Owner or the expiration date of the Exclusive Negotiation Period, pay a cancellation fee in the amount of Three Hundred Thousand Dollars ($300,000) (hereinafter referred to as “Cancellation Fee”) to EPC Contractor for reimbursement of the costs and expenses incurred by EPC Contractor in connection with this Term Sheet.

18.0	Personnel

The EPC Contractor will commit to keeping the key people identified in the EPC Contract on this Project, and necessary replacements will be subject to the Owners’ reasonable review and approval. The EPC Contractor shall replace personnel reasonably objected to.

19.0	Cooperation in Financing

The EPC Contractor understands that the EPC Contract must be satisfactory in form and substance to the Owner, the Owners lenders’ engineer, the Owner’s lenders and their respective solicitors, acting reasonably and, accordingly, there may be some amendments and other modifications to the EPC Contract required in order obtaining the requisite financing for the Project. Upon issuance of this term sheet by both Parties, the EPC Contractor will, in good faith cooperate with the Owner in this regard in order to ensure that the Project proceeds. The EPC Contractor agrees to use its best efforts and shall, upon request of the Owner, execute such further documents and other assurances as may be required by the Lenders or its solicitors, acting reasonably.

20.0	Governing Law

EPC Contractor agrees that the governing law for the EPC Contract will be the law of Ontario, Canada.

21.0	Acceptance of Terms and Conditions of Term Sheet

Within seven (7) days from the date of execution of this Term Sheet, the EPC Contractor shall submit to the Owner an Acknowledgment and Acceptance executed by the EPC Contractor, in the form annexed hereto as Schedule “D”.

22.0	Assignment

The Owner may assign its rights and benefits under this term sheet to any legal entity subject to the EPC Contractor’s written approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the EPC Contractor agrees that the Owner may at any time after execution of this Term Sheet assign its rights under this Term Sheet to any of the Owner’s corporate affiliates or subsidiaries or to the Owner’s financiers as a form of security upon reasonable notice and consent of the EPC Contractor in such a case.

23.0	Currency

The currency of this Term Sheet and the EPC Proposal shall be United States dollars unless otherwise stated and agreed.

APPENDIX 1

SITE PLAN

(TO BE ATTACHED)

SCHEDULE “A”

EPC CONTRACTOR’S SCOPE OF SUPPLY

A.	Engineering & Support Services

Process design and technology license
Technical data for air permits
Detailed Engineering for EPC Contractors Scope of Supply
Operations and maintenance Manuals for Specified Plant
Plant operator and maintenance staff training
A Plant design Haz-Ops review(of P&ID’s) will be conducted before the process design is complete

B.	Site Development

Paved roadway including sub base material (Where paving is required)
Concrete foundations based on a soil bearing capacity of 3500 psf for process Plant and 5000 psf for the grain storage

Rail, spur including sub grade and sub base with one main switch and two spur switches
Fire water system including pumps, underground loop, hydrants, and sprinkler systems

Crushed stone surface

C.	Buildings

Renovation to existing building for the purposes of Administration and
Maintenance
Main Process Building
D&D Structure
Fermentation Equipment Building
Control Room/Laboratory/Break Room Building
Medium Voltage switchyard enclosure
MCC Building
DDGS Storage Building
Grain Unloading/DDGS load out Enclosure

Contractor, Delta-T and Owner to review all sizes based on the most recent design.

D.	Standard Design Basis

Operation-350 days per year, 24 hours per day
Feedstock Supply-Number 2 Dent Corn
Critical process equipment backup emergency generator on 600 volt 3 phase essential services buss

Cooling tower pump in-line spare

Hammer mill system sized for 120% of design basis requirement
DDGS dryer sized for 120% of design basis requirement
VOC thermal oxidation destruction efficiency of 95% minimum or permit limits, whichever is higher
Ethanol water scrubber absorption efficiency of 98.5% minimum
Ethanol product moisture content of 2000 ppm maximum
Ability to feed wet distillers grains from wet pad to dryer
Grain Storage-10 days to accommodate unit train unloading
Ethanol Main Product Tankage – 10 days
Ethanol Day Tankage - 24 hours
Denaturant Storage Tank – 14 days
DDGS Storage – 7 days
Wet Cake Pad –(Sized for upset conditions only)
Condensed soluble Tankage – 1 day
Provide cleared, leveled, ready to build site by Northern Ethanol
Provide all temporary power and other services necessary for construction
Site grading and earthworks
Soil improvements to reach required bearing capacity and eliminate soil expansion/contraction, settlement and moisture complications
Tie-in to municipal system
Backup fuel supply storage for the emergency generator
Permanent fencing and security, including guard shack
Electrical Interface from the utility, including metering, voltage step down 4160 and 600 volt, switching and protection, the Battery limits will be defined

during	the proposal stage.
Natural gas within Battery limits including metering, pressure reduction and control
Temporary utility connection and consumption
Temporary construction facilities such as offices, utilities, security, and parking,

including facilities for the owner

First fills of lubricants
Startup and operational spare parts, tools and consumables
Operation and permanent spare parts allowance to be provided to Owner with

EPC Price

Site surfacing
Noise abatement
Unit train (25 cars) grain unloading system (owner will shuttle)
Lab equipment including case work, countertops, shelves and sinks (Northern?)
Technical data for non-air environmental permits (water)
Detailed engineering for Site-specific issues
Equipment/operations redundancy
Raw water system suitable for fire protection needs
Raw water system of adequate quality to meet ethanol process requirements
All equipment shall be new and clean
The Plant DCS control system shall monitor and control the majority of all Plant processes and provide adequate process data storage and back-up. The

DCS will be adequate to ensure safe and efficient operation of the facility.
The Plant medium and low voltages will be 4160 and 600 volts respectively.
The Plant DCS will utilize redundant dedicated chargers for a 125VDC battery supply system
Adequate lighting provided for all areas of Plant operation
Classification of hazardous areas will be in accordance with local codes.
All equipment exposed to elements will be insulated, heat traced, and sheltered as required to tolerate local conditions
Control Room/Laboratory/Break Room Building will be provided with adequate
HVAC equipment to meet local area climate for personnel comfort and equipment protection.
The Plant air system will be supplier with 2X100% air compressor system supplying clean, dry, oil free instrument and shop air.
Spill containment will be provided as required by environmental due diligence reviews.
Storm water management system
Process surge Tankage – 6 hours or the plant specifications whichever is the greater
Chemical storage Tankage – 1.5 x delivery truck volume.
Emergency Fuel Storage – 500 gallons
Fire pump fuel storage – 500 gallons
Rail Weigh Scale – 1 each
Truck Weigh Scale – 10ftx80ft

- The Standard Design Basis is subject to modifications by mutual agreement, during final engineering

E.	Equipment and Bulk Materials

The degree of automation of the Project will allow:

a)         Steady state operation from a central control room with routine operator interface.

b)	Plant DCS will incorporate a remote operator pager system.

c)         Start-up and shut-down is a remotely controlled operation with field assistance only for the systems directly controlled by the DCS system

d)	Routine cleaning of process equipment is a manual operation.

Equipment, materials and installation to meet Plant performance requirements
Project will include all necessary cranage and specialized tooling to perform routine and major maintenance.
The Project design will allow sufficient room for equipment access and lay-down area during the performance of all maintenance activities.

SCHEDULE “B”

OWNER’S SCOPE OF SUPPLY

Environmental permit acquisition.
Site Plan approval
Provide soil testing and preliminary geotechnical evaluation
Provide topographic and legal surveys
Provide all metered utility services to Plant battery limits (gas, power, water, sewers)
Any CO2 Plant and CO2 storage and loading systems
Telecommunications and SCADA to the Project
Operational Spares
Prepare/file all required federal/provincial or state/local permits
Provide for all necessary information related to pre-existing, or unknown site conditions
Provide for any environmental remediation regarding pre-existing contamination
Supply of chemicals, feedstock, yeast and utility supply (meeting the criteria set out in the section 8.1 of this Term Sheet) and water, electricity, natural gas during start up and testing
Land with necessary access
Financing Costs
Property Survey
Rolling stock
Working Capital
Operating and maintenance staff for start-up and operation
Demolition of existing site structure
Final Landscaping
Furniture

SCHEDULE “C”

CONSTRUCTION STANDARDS

Building Codes	UBC
Ontario Building Code
Cable Making	ICEA (Insulated Cable Engineers Association)
Concrete	CSA A23.3-94 D
Corrosion	NACE (National Association of Corrosion
Engineers)
Electrical/Instrumentation	NEMA (National Electrical Manufacturers
Engineers)
NEC (National Electrical Code)
ISA (Instrument Society of America)
Ontario Electrical Safety Code
Electrical Components	UL (Underwriters Laboratories)
CSA (Canadian Standards Association)
Flanges	ANSI standard
Fire Protection	NFPA
Heat Exchanger	TEMA (Tubular Exchanger Manufacturers
Association)

Nuts, Bolts, Fittings & Line

Components	ASTM (American Society of Testing Materials)
SAE (Society of Automotive Engineers)
Painting	SSPC (Steel Structure Painting Council)
Personal Safety	OSHA (Occupational Safety and Health

Association)

Piping, pumps	ANSI (American National Standards Institute)
TSSA (Technical Standards and Safety Authority Structural Steel
AISC (American Institute of Steel Construction) and NBC

Code

CISC (Canadian Institute of Steel Construction)

Tanks &	API (American Petroleum Institute)
Vessels (where required)	ASME (American Society of Mechanical
Engineers)
TSSA (Technical Standards and Safety Authority)
Welding	AWS (American Welding Society)
TSSA (Technical Standards and Safety Authority)
Fuels Safety	TSSA (Technical Standards and Safety Authority)
Environmental	MOE (Ministry of the Environment)

SCHEDULE “D”

ACKNOWLEDGEMENT AND ACCEPTANCE

The undersigned, the Vice President of SK ENGINEERING & CONSTRUCTION CO. LTD. (“EPC Contractor”) hereby acknowledges having received and reviewed the Term Sheet dated this 12th day of March, 2008, issued by Northern Ethanol (Sarnia) Inc. (“Owner”) in connection with the Project (as that term is defined in the Term Sheet), and represents and warrants that he is authorized to execute this Acknowledgement and Acceptance and agrees that subject to conclusion of final negotiations between Owner and EPC Contractor and approval of the EPC Contract by the Parties’ Risk Committee, the terms and conditions contained in the Term Sheet shall form the basis of the EPC Contract to be entered into by Owner and EPC Contractor with respect to the Project.

The undersigned, the Vice President of SK ENGINEERING & CONSTRUCTION CO. LTD., also agrees that any amounts received by EPC Contractor from Owner on account of the execution and delivery of this Acknowledgement and Acceptance or on account of the delivery to Owner by EPC Contractor of the Proposal contemplated under the Term Sheet shall be credited to the Owner as initial payments under the EPC Contract.

Dated this 12th day of March, 2008.

SK ENGINEERING & CONSTRUCTION CO. LTD.

Per:_s/Kye Hong Park____________
Name: Kyu Hong Park
Title: Vice President

Accepted by Northern Ethanol (Sarnia) Inc. this 12th day of March, 2008

Per:_s/Gordon Laschinger_________
Name: Gordon Laschinger
Title: President & CEO

SCHEDULE “E”

EPC CONTRACTOR’S SCOPE OF WORK FOR PREPARATION OF LUMP SUM PROPOSAL AS REFERENCED IN ARTICLE 2.1 AND 3.2

BASIS FOR PROPOSAL

DESIGN PACKAGE

FOR

108 MM GPY US

FUEL ETHANOL PLANT

VOLUME 1

SECTION A	SYSTEM DESIGN SPECIFICATION
SECTION B	TECHNICAL SPECIFICATIONS
1000 Piping
1300 DDGS Handling, Storage & Loadout
1400 DDGS Dryer
1500 Grain Handling and Milling
2000 Shell and Tube Heat Exchangers
2100 Plate and Frame Heat Exchangers
2200 Centrifugal Chillers
2400 Regenerative Thermal Oxidizer
2600 Cooling Tower
3000 Centrifugal Pumps
3100 Metering Pumps
3300 Air Compressor
3400 Agitators
3500 Low Voltage Electric Motors
3600 Med. Voltage Motors
3700 Decanter Centrifuge
4000 Field Fabricated Tanks
4100 Shop Fabricated Tanks
4200 DDPE Shop Fabricated Tanks
5000 Columns and Pressure Vessels
5100 Column Internals
5200 Column Internal Installation
6100 Instrumentation
6200 Control Valves
6300 Manual Valves
7000 Equipment Installation
7100 Electrical/Instrument Installation
8000 Plant Control Narrative
9000 Fire Protection
Raw water treatment system

SECTION C	EQUIPMENT DATA SHEETS

1.	Agitators
2.	Air Compressors
3.	Centrifuges
4.	Chillers
5.	Column Internals
6.	Columns & Pressure Vessels
7.	Cooling Tower
8.	Desiccant and Ballast
9.	Dryer
10.	Filters
11.	Heat Exchangers (P&F)
12.	Heat Exchangers (S&T)
13.	Other Equipment
a.	Blowers
b.	CIP Nozzles
c.	Mix Tank Plug Auger
d.	Classifier Strainer
14.	Pumps
15.	Tanks
16.	Regenerative Thermal Oxidizer
17.	Strainers

VOLUME 2

SECTION D	LISTS

1.	Line List
2.	Instrument List
3.	Valve List
4.	Equipment List
5.	Motor List

VOLUME 3

SECTION E	PFD/P&IDS

SECTION F	PROCESS EQUIPMENT DRAWINGS

1.	Classifier Strainer
2.	Columns and Pressure Vessels
3.	Heat Exchangers (Shell and Tube)
4.	Tanks
5.	Mix Tank Plug Auger

SECTION G	GENERAL ARRANGEMENT DRAWINGS

1.	Grain Handling and Milling
2.	Fermentation
3.	Main Process Building
4.	Distillation and Dehydration
5.	Evaporation
5.	Dryer/RTO
6.	DDGS Storage
7.	Wet Cake
8.	Boiler
9.	Surge Tanks

SECTION H	ELECTRICAL SINGLE LINE DIAGRAMS

SECTION I	EPC PROPOSAL DELIVERABLES:

EPC Contractor shall provide six (6) original copies in hard copy and one electronic copy of the Lump Sum Proposal along with as a minimum the following materials as support:

1.	P&ID’s
2.	General Electrical One Lines
3.	General Arrangements (Plans & Sections)
4.	Labor Survey
5.	Level 1 Schedule
6.	Equipment List and Quotes
7.	Site visit report
8.	Price breakdown
9.	Basis of Estimate - Methodology

The above referenced materials to be generated utilizing Delta-T’s Schedule “A” Design Package PDA 2, site specific package, to be provided by Northern Ethanol pursuant to contract with Delta-T.

SCHEDULE “F”

MECHANICAL COMPLETION REQUIREMENTS

Mechanical Completion Definition

“Mechanical Completion” of the Plant will occur when each of the following conditions have been met with respect to the Plant equipment:

(i)        EPC Contractor has completed the construction of the Plant in accordance with the EPC Contract, excepting only minor items that do not materially affect the mechanical, electrical, or structural integrity of the Plant or the safe, reliable and efficient operation of the Plant equipment for its intended purpose; including, without limitation: (1) the setting of the Plant equipment on foundations; (2) the inter-connection of all Plant equipment as required by way of piping, wiring, controls, and safety systems; and (3) ensuring that:

(A)      all Plant equipment related to its related operating systems are individually cleaned, leak checked, and lubricated;

(B)	all Equipment is checked out;

(C)	all ground checks are made;

(D)      all piping supplied by EPC Contractor is tested and flushed clean as required by Applicable Legal Requirements and flushed;

(E)	the switchyards are complete;

(F)       all electrical circuits have been point-to-point checked to verify that such Equipment and operating systems have been correctly installed so as to respond to simulated test signals equivalent to actual signals received during operation; provided that such obligation shall not extend to electrical circuits after the termination points to any Owner-furnished equipment or other equipment not free issued to the EPC Contractor;

(G)      the Equipment can reasonably be expected to operate without damage to the Plant, Sarnia Hydro Distribution’s power grid, the City of Sarnia’s water and sewage system:

(H)	the Plant is ready for start-up and initial process equipment testing;

(I)        all of the Facilities necessary for the safe operation of the Plant have been completed and are ready for initial operation; and

(J)       training of Owner’s personnel has commenced and all draft or final versions of operating manuals have been delivered to Owner; and

(ii)	the Plant is capable of operating safely, reliably and in accordance with

Applicable Legal Requirements and Accepted Electrical Practices.